NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow Vice President and Chief Financial Officer (806) 677-1422 www.gohastings.com	PR06-127
Hastings Entertainment, Inc. Announces Stock Repurchase of up to $5.0 Million
AMARILLO, Texas, March 15, 2006—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today announced that its board of directors has authorized an additional stock repurchase program in the amount of $5.0 million in addition to buyback programs previously announced, which total $7.5 million. As of January 31, 2006, approximately $0.8 million remained available under the previously announced stock repurchase program. At current market price, this stock buy back will approximate 9% of the company’s outstanding common shares. Under the program, the company will repurchase stock in the open market from time to time at current prices at the time of purchase.
“We believe that our current stock price does not reflect our long-term value and that this repurchase program is in the best interest of our shareholders,” said Chairman and Chief Executive Officer, John H. Marmaduke.
About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of books, music, software, periodicals, new and used DVDs, videos and video games with the rental of videos, DVDs and video games in a superstore format. We currently operate 153 superstores, averaging approximately 20,000 square feet, primarily in small to medium-sized markets throughout the United States.
We also operate www.gohastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our Web site contains press releases, a link to request financial and other literature and access to filings with the Securities and Exchange Commission, which include officer certifications filed as exhibits to interim and annual filings.